RETURN LOCK ENDORSEMENT

This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.

The effective date of this endorsement for new Contracts is the Contract Date and for existing Contracts is the Endorsement Effective Date.

This endorsement makes the Return Lock feature available under your Contract.

Contract Number:    [000000000000]

Owner(s):    [John Doe]

Endorsement Effective Date:    [01/01/2023]

DEFINITIONS

Return Lock: A feature of each Indexed Account which, if exercised, allows the Indexed Account Value to remain equal to its value as of the Return Lock Date. If you exercise the Return Lock feature your Indexed Account Value will not change through the end of the current Interest Term unless you take a withdrawal or transfer to another Indexed Account or the Fixed Account.

Return Lock Date: The Business Day on which we process your request to exercise the Return Lock.

RETURN LOCK

On any Business Day during an Interest Term, you may exercise the Return Lock feature for any Indexed Account. This feature may be exercised only once in any Interest Term for an Indexed Account. If you exercise this feature the Indexed Account Value will remain equal to its value on the Return Lock Date for the remainder of the Interest Term but is reduced by the amount of any withdrawals taken before the end of the current Interest Term. If you exercise the Return Lock, no Indexed Interest is credited at the end of the current Interest Term or Interest Term Year. The Return Lock must be exercised for the full Indexed Account Value.

Once the Return Lock feature has been exercised for an Indexed Account, at the end of the current or any subsequent Interest Term Year any portion of the Indexed Account Value can be transferred to any other Indexed Account(s) or Fixed Account available in this Contract and begin a new Interest Term. We must receive notice of the transfer by the Transfer Notice Deadline specified on your Contract Data Page.

If you exercise the Return Lock feature for an Indexed Account with an Indexed Account Charge, the Indexed Account Charge amount is included in the Indexed Account Value that is locked in and therefore no Indexed Account Charge will be deducted from the Indexed Account at the end of the current Interest Term.

The Return Lock Date is the date upon which we process your request. If we receive your Return Lock election before the end of a Business Day, the Return Lock Date will be the next Business Day. If we receive your election after the end of a Business Day, the Return Lock Date will be the Business Day following the next Business Day.